Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES JUNE CASH DISTRIBUTION

DALLAS, Texas, June 19, 2018 – Simmons Bank, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.044080 per unit, payable on July 16, 2018, to unit holders of record on June 29, 2018.

This month’s distribution decreased from the previous month due to a decrease in oil and gas production, offset by an increase in pricing for oil but a slight decline in the pricing for gas during the month of April on the Waddell Ranch Properties. Net Production of the Waddell Ranch Properties are also affected when the various expenses fluctuate as they did this month resulting in lower Net to Trust production volumes. Conoco Phillips made an adjustment of approximately $400,000 for the previous year Joint Operating Agreement overhead. This adjustment is under review at this time. Production and pricing of both oil and gas on the Texas Royalty properties increased over the previous month.

WADDELL RANCH

Production for the underlying properties at the Waddell Ranch was 51,457 barrels of oil and 298,636 Mcf of gas. The production for the Trust’s allocated portion of the Waddell Ranch was 13,628 barrels of oil and 80,047 Mcf of gas. The average price for oil was $62.83 per bbl and for gas was $2.65 per Mcf. This would primarily reflect production and pricing for the month of April for oil and the month of March for gas. These allocated volumes were significantly impacted by the pricing of both oil and gas.

This production and pricing for the Underlying Properties resulted in revenues for the Waddell Ranch Properties of $4,025,233. Deducted from these would be the Lease Operating Expense (LOE) of $2,328,269, taxes of $267,766 and Capital Expenditures (CAPEX) of $66,089 totaling $2,662,124 resulting in a Net Profit of $1,363,109 for the month of May. With the Trust’s Net Profit Interest (NPI) of 75% of the underlying properties, this would result in a net contribution by the Waddell Ranch Properties of $1,022,332 to this month’s distribution.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes		Average	Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)
Current Month
Waddell Ranch	51,457	298,636	13,628	80,047*	$62.83	$2.65**
Texas Royalties	23,211	22,073	20,299	19,282*	$61.59	$6.42**

Prior Month
Waddell Ranch	55,246	319,493	20,941	122,074*	$59.53	$2.91**
Texas Royalties	20,882	20,360	18,074	17,596*	$60.49	$6.91**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 23,211 barrels of oil and 22,073 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 20,299 barrels of oil and 19,282 Mcf of gas. The average price for oil was $61.59 per bbl and for gas was $6.42 per Mcf. This would primarily reflect production and pricing for the month of April for oil and the month of March for gas. These allocated volumes were impacted by the pricing of both oil and gas.

This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $1,571,447. Deducted from these were taxes of $182,410 resulting in a Net Profit of $1,389,037 for the month of May. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $1,319,587 to this month’s distribution.

General and Administrative Expenses deducted for the month were $289,365 resulting in a distribution of $2,054,519 to 46,608,796 units outstanding, or $0.044080 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

Permian’s cash distribution history, current and prior year financial reports, including a summary of reserves as of 1/1/2018, tax information booklets, and a link to filings made with the Securities and Exchange Commission, all can be found on its website a http://www.pbt-permian.com/.

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Contact:                Ron Hooper, Senior Vice President, Simmons Bank, Trustee, Toll Free – 1.855.588.7839